UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 14, 2009

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street, Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On May 15, 2009, we entered into the Second Amendment to the Lease Agreement (the “Amendment”), which amends that certain Lease Agreement, dated as of October 6, 1999 (the “Lease”), with Bixby Technology Center, LLC, a Delaware limited liability company. Under this Amendment, we have extended for an additional seven years, from January 31, 2010 to January 31, 2017, our current Lease for our corporate headquarters consisting of approximately 127,124 square feet at 2160 and 2190 Gold Street, San Jose, California. As part of the Amendment, our current monthly payments under the Lease will be reduced as of February 1, 2010 from $1.42 to $1.10 per square foot, per month and which then will increase annually by five cents ending at $1.40 per square foot, per month in the final year of the Lease. The Amendment also provides us with a $7 per square foot tenant improvement allowance more fully described in the Amendment, among other provisions.

The foregoing description of the Second Amendment to the Lease Agreement, dated as of May 15, 2009, with Bixby Technology Center, LLC is qualified in its entirety by reference to the provisions of the Amendment that will be filed as an exhibit with the Company’s Form 10-Q for the fiscal quarter ended July 31, 2009.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	On May 14, 2009, Geoff Yang, a member of the Board of Directors and the Board’s Compensation, Nominating and Governance, and Technology Committees of TiVo Inc., notified us that he will not stand for re-election at the end of his term, which expires at TiVo’s upcoming 2009 Annual Meeting of Shareholders. TiVo thanks Mr. Yang for his dedication and commitment to the Company as a Board member for nearly 12 years. Mr. Yang will continue his focus on investing in early stage start-up companies as a founding partner for Redpoint Ventures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: May 18, 2008	By:	/s/ Anna Brunelle
Anna Brunelle Chief Financial Officer (Principal Accounting Officer)